Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.5

DATED 22 November 2013

(1) ISIS INNOVATION LIMITED

and

(2) MUOX LIMITED

DEED OF LICENCE OF KNOW-HOW

(ISIS PROJECT Nos. 4417, 7903, 8066)

THIS DEED is made on 22 November 2013

BETWEEN:

(1)	ISIS INNOVATION LIMITED (Company No. 2199542) whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD, England (the “Licensor”); and

(2)	MUOX LIMITED (Company Registration No. 08338316) whose registered office is at 9400 Garsington Road, Oxford Business Park, Oxford, England, OX4 2HN (the “Licensee”).

BACKGROUND:

The Licensor wishes to license the Licensed Know-how, and the Licensee wishes to acquire a licence to the Licensed Know-how, on the terms of this agreement to permit the Licensee and its Affiliates to carry out further research and development of the Licensed Know-how.

AGREEMENT:

1.	Interpretation

In this Deed (including its Schedules), any reference to a “clause” or “Schedule” is a reference to a clause of this agreement or a schedule to this agreement, as the case may be and as the same may be amended from time to time. Words and expressions used in this agreement have the meaning set out in Schedule 1. The headings are for convenience only and shall not affect the interpretation of this Deed. Use of the words “includes” and “including” shall be construed as being without limitation.

2.	Grant Of Licence

2.1	The Licensor hereby grants to the Licensee a licence in the Territory under the Licensed Know-how and all Intellectual Property Rights pertaining to the Licensed Know-how, to research, develop, make, have made, use and have used, import, have imported, export, have exported and Market Licensed Products in the Field on and subject to the terms and conditions of this agreement. For clarity the Parties agree that, as at the Effective Date, the information set forth in Schedule 2 does not reflect the totality of the Licensed Know-how existing at the date of this agreement as it currently does not reflect the results of research in the Field undertaken by the Researchers since the first due diligence report prepared by the Licensee. The Parties will fully and openly co-operate and agree the additions that should be made to Schedule 2, as soon as is practicable but in any event within [**] months following the date of this Agreement, so that Schedule 2 accurately reflects the full extent of the Licensed Know-how that the parties contemplated would be included within this agreement. In the event of any disagreement regarding this matter, it shall be referred to the JSC established under the Option Agreement for final determination. The said additions to the Know how as agreed or determined shall be added to this Agreement under a supplemental variation agreement to be entered into by the parties promptly

2.2	Subject to clause 3 the Licence granted under clause 2.1 above is:

2.2.1	exclusive with a right of sub-license in respect of the Project 7903 Know How;

2.2.2	subject to clauses 2.2.4 and 2.2.5, exclusive with a right of sub-license in respect of the Project 4417 Know How;

2.2.3	subject to clauses 2.2.4 and 2.2.5, exclusive with a right of sub-license in respect of the Project 8066 Know How;

2.2.4	the licence granted under clause 2.1 in respect of the Project 4417 Know How and the Project 8066 Know How shall automatically convert to non-exclusive licences on the third anniversary of the Effective Date;

2.2.5	the grant of any sub-licence under the Project 4417 Know How or the Project 8066 Know How shall require the prior written consent of the Licensor which shall not be unreasonably withheld, delayed or conditioned.

2.3	Every sub-licence entered into under this agreement must comply with the following conditions:

(a)	the sub-license must not be inconsistent with the rights granted under this licence and must contain appropriate diligence obligations and a right to terminate the sub-licence in the event of failure to comply with those diligence obligations;

(b)	the nature or business of the proposed sub-licensee or any Affiliate of the proposed sub-licensee is not in the fields of gambling, tobacco, arms dealing, drug trafficking or any other field that in the reasonable opinion of the Licensor will have a detrimental impact on the reputation of either the Licensor or of the University;

(c)	immediately following the grant of each sub-licence, the Licensee shall provide a certified, redacted copy of that sub-licence (with commercially sensitive terms removed) to the Licensor;

(d)	no sub-licensee shall be permitted to grant any further sub-licences (i) to parties who are, or their Affiliates are carrying out business in the fields of gambling, tobacco, arms dealing, drug trafficking or any other field that in the reasonable opinion of the Licensor will have a detrimental impact on the reputation of either the Licensor or of the University or (ii) that enable the sub-licensee’s sub licensee to grant further sub-licences without the prior written consent of the Licensor. For clarity the sub-licensee shall only be able to grant a sub-licence through one more tier without the prior written consent of the Licensor;

(e)	the Licensee should enforce any breach of the sub-licence against the sub-licensee if the breach would be a breach of this agreement if it had been committed under this agreement.

2.4	As soon as is reasonably possible after the date of this agreement and in any event no later than [**] from the date of this agreement, the Licensor will, at the Licensor’s cost, supply the Licensee with the Documents. Licensee shall have the right, at any time during the first [**] months of the term of this Agreement to request and be provided with, as soon as is reasonable practicable, copies of any other embodiments of the Licensed Know How existing at the date of this Agreement of which the Licensor is aware.

3.	Rights Re Non-Commercial Use

3.1	The Licensee grants the Licensor a perpetual, irrevocable, royalty-free licence to grant severally to each of the Specified Persons and every respective employee, student and individual appointed by the Specified Persons the licence set out in clause 3.2.

3.2	The Licensor has granted or shall imminently grant to the Specified Persons a non-transferable, perpetual, irrevocable, royalty-free licence for the Specified Persons and every respective employee, student and appointee of the Specified Persons to use and, subject to the publication provision below, publish the Licensed Know-how for Non-Commercial Use.

4.	Prosecution and Infringement

4.1	Licensor alone shall have the right to file, prosecute and maintain of any patent application or patent claiming any Project 4417 and Project 8066 Know How (“Isis Patents”) subject to the following clauses. For clarity Licensor shall have final say on all matters pertaining to the filing, prosecution and maintenance of patents for inventions relating to the Project 4417 and Project 8066 Know How.

4.2	Licensor shall:-

4.2.1	Copy the Licensee on all material correspondence relating to Isis Patents and provide Licensee with a reasonable opportunity to comments on such material correspondence;

4.2.2	Consult with Licensee prior to making any material decisions in relation to Isis Patents and take into consideration any comments received from the Licensee;

4.2.3	Save that in the case of an emergency, Isis may proceed without first informing or consulting with Licensee provided that disclosure of such action shall be made to Licensee as soon as practicable thereafter.

4.3	Licensee alone shall have the right to file, prosecute and maintain of any patent application or patent solely based on Project 7903 Know How (“Summit Patents”) subject to the following clauses.

4.4	Licensee shall:-

4.4.1	copy Licensor on all material correspondence relating to Summit Patents and provide Licensor with a reasonable opportunity to comment on such material correspondence; and

4.4.2	consult with the Licensor prior to making any material decisions in relation to Summit Patents and obtain Licensor’s prior written consent to such material decisions (such consent not to be unreasonably withheld, delayed or conditioned); and

4.4.3	save that in the case of an emergency, Licensee may proceed without first informing or consulting with Licensor provided that disclosure of such action shall be made to Licensor as soon as practicable thereafter.

4.5	The parties shall agree which patent agents shall be used to advise on the filing, prosecution and maintenance of any patents and patent applications covering the Summit Patents. For clarity, different patent agents may be agreed in relation to patents and patent applications claiming different Summit Patents.

4.6	Licensee shall be responsible for all costs relating to the filing of any patent application or patent claiming any Licensed Know How.

4.7	Licensor and Licensee shall be entitled to attend any meetings with patent agents relating to any patents or patent applications claiming Licensed Know How. Licensee shall keep Licensor informed of the dates of any planned meetings with patent agents in which any patents or patent applications claiming Licensed Know How are intended to be discussed.

4.8	Prior to Licensee permitting any patent application or patent claiming any Licensed Know How to lapse, it shall notify the Licensor and provide the Licensor with at least [**] days’ written notice to take over the prosecution, maintenance and filing of the notified patent application or patent. The Licensor shall have [**] days from date of written notice to respond should it wish to take over the filing, prosecution and maintenance of the notified patent or patent application. In the absence of any response within such [**] day period, Licensee shall be entitled to permit such patent application or patent to lapse. Where the Licensor does notify within the [**] day period that it wishes to take over the filing, prosecution and maintenance of any notified patent or patent application, the parties shall co-operate to ensure transfer of filing, prosecution and maintenance as quickly as possible and in any event within any timescales for lapse or renewal of such patent or patent application

4.9	Each party will notify the other in writing of any misappropriation or infringement of any rights in the Licensed Know-how of which the party becomes aware.

4.10	Subject to clause 4.11, the Licensee has the first right (but is not obliged) to take legal action at its own cost against any misappropriation or infringement of any rights included in the Licensed Know-how in the Field. The Licensee must discuss any proposed legal action with the Licensor prior to the legal action being commenced, and take due account of the legitimate interests of the Licensor in the action it takes.

4.11	The Licensor has the first right (but is not obliged) to take legal action at its own cost against any misappropriation or infringement of any rights included in any Licensed Know-how that is or has become licensed to the Licensee under this agreement on a non-exclusive basis. The Licensor must discuss any proposed legal action with the Licensee prior to the legal action being commenced, but the Licensor shall have the final decision in the event of any disagreement between the parties. The Licensor may give notice to the Licensee that it does not intend to take legal action pursuant to this clause, in which case for the purposes of clause 4.10, the Licensee shall be entitled to treat the relevant Licensed Know-how as if it was exclusively licensed.

4.12	If the Licensee takes legal action under clause 4.10, the Licensee will:

(a)	indemnify and hold the Licensor and the University harmless against all costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of such activities and will settle any invoice received from the Licensor in respect of such costs, claims, demands and liabilities within [**] days of receipt of invoice; and

(b)	keep the Licensor regularly informed of the progress of the legal action, including, without limitation, any claims affecting the scope of the Licensed Know-how;

(c)	be entitled to retain the all damages received

4.13	If the Licensee has notified the Licensor in writing that it does not intend to take any action in relation to the misappropriation or infringement or the Licensee has not taken any such action within [**] days of the notification under clause 4.9 or 4.11, the Licensor may take such legal action at its own cost.

5.	Confidentiality

5.1	Subject to clauses 5.2, 5.3 and 5.4, each party (being a receiving or disclosing party as the case may be) will keep confidential the Confidential Information and will not disclose or supply the Confidential Information to any third party or use it for any purpose, except in accordance with the terms and objectives of this agreement. For clarity, nothing in this Clause 5 shall prevent the Licensee or any Affiliate of the Licensee or any sub-licensee from using the Licensed Know How in any manner contemplated by this Agreement, the Sponsored Research Agreement or the Option and Licence Agreement.

5.2	The Licensee may disclose to sub-licensees of the Licensed Know-how such of the Confidential Information of which it considers is necessary for the exercise of any rights sub-licensed, provided that the Licensee shall ensure that such sub-licensees accept a continuing obligation of confidentiality in the same terms as this clause, and giving third party enforcement rights to the Licensor, before the Licensee makes any disclosure of the Confidential Information.

5.3	Nothing in this Agreement shall prevent or hinder any registered student of the University from submitting for a degree of the University a thesis based on the Licensed Know how, the examination of such a thesis by examiners appointed by the University, or the deposit of such a thesis in accordance with the relevant procedures of the University.

5.4	The Licensor shall use its best efforts to procure that the University complies with the following obligations. In accordance with normal academic practice, all employees or students of the University shall be permitted:-

5.4.1	subject to first following the procedures laid down in clause 5.5, to publish the Licensed Know how; and

5.4.2	in pursuance of the University’s academic functions, to discuss the Licensed Know How in internal seminars, and to give instruction within the University on questions related to such work.

5.5	Where the University wishes to submit for publication any paper containing the Licensed Know- how are any part thereof, the Licensor shall use its best efforts to procure that the University will submit such proposed publication to the Licensee in writing, together with a formal notification of intent to submit for publication not less than [**] days in advance of the submission for publication. Licensee may require the University to delay submission for publication if in the Licensee’s opinion such delay is necessary in order to seek patent or similar protection for the relevant part or parts of the Licensed Know-how and, in such a case, the Licensor shall procure that the University delays the publication in accordance with the following sentences. A delay imposed as a result of a requirement made by the Licensee shall not last longer than is absolutely necessary to seek the required protection; and therefore shall not exceed [**] months from the date of receipt of the proposed publication by the Licensee, although the University will not unreasonably refuse a request from the Sponsor for additional delay in the event that property rights would otherwise be lost. Notification of the requirement for delay in submission for publication must be received by the Licensor and the University within [**] days after the receipt of the proposed publication by the Licensee, failing which the University and the Licensor shall be free to assume that the Licensee has no objection to the proposed publication.

5.6	Clause 5.1 will not apply to any Confidential Information which:

(a)	is known to the receiving party before disclosure, and not subject to any obligation of confidentiality owed to the disclosing party; or

(b)	is or becomes publicly known without the fault of the receiving party; or

(c)	is obtained by the receiving party from a third party in circumstances where the receiving party has no reason to believe that it is subject to an obligation of confidentiality owed to the disclosing party; or

(d)	the receiving party can establish by reasonable proof was substantially and independently developed by officers or employees of the receiving party who had no knowledge of the disclosing party’s Confidential Information; or

(e)	the receiving party is required to disclose by law including, for clarity, the listing rules of the London Stock Exchange; or

(f)	the Licensee needs to disclose in the ordinary course of its business to potential partners, investors, bankers and professional advisers provided such parties are subject to written confidentiality obligations with regard to such Confidential Information or are subject to codes of professional conduct which prohibit disclosure of client confidential information

6.	Diligence

6.1

The Licensee must use its Commercially Reasonable Endeavours to develop, exploit and Market the Licensed Know-how and in accordance with the Development Plan. For clarity, provided the Licensee, any Affiliate of the Licensee or any sub-licensee is using Commercially Reasonable Endeavours to research, develop or Market (i) the Project 7903 Know-how or (ii) any patent or patent application or compound which in any such case is derived from or based on the Project 7903 Know How, the Licensee shall be considered to be fulfilling its obligations to use Commercially Reasonable Endeavours. In the event that substantive, legitimate scientific evidence becomes available showing the Licensed Know-how has the potential to deliver therapeutic benefits for indications other than Duchenne Muscular Dystrophy and Becker Muscular Dystrophy, the Licensor may, at its option, make a formal written request for the Licensee to consider initiating a research and development programme in those potential new indications. Within [**] months of such written request the Parties shall meet to discuss and consider (a) the scientific evidence available showing the Licensed Know-how has the potential to deliver therapeutic benefits for indications other than Duchenne Muscular Dystrophy and Becker Muscular Dystrophy (b) the scientific and commercial merits of initiating a research and development programme in those potential new indications and (c) the impact initiating a research and development programme in those potential new indications might have on the development and commercialisation of any programmes for the use of the Licensed Know-how in Duchenne

Muscular Dystrophy and Becker Muscular Dystrophy. The Licensee shall, acting based on its reasonable commercial judgment, have the sole discretion as to whether or not to proceed with a research and development programme for the Licensed Know-how in those potential new indications.

6.2	An indicative research plan shall be agreed between the Parties within [**] months of the Effective Date. The Development Plan proper will be supplied by the Licensee to the Licensor for the Licensor’s approval within [**] months from the execution of the Licence. The approved version of the Development Plan will replace the then existing Development Plan from the date of the Licensor’s approval.

7.	Reporting

7.1	The Licensee will provide the Licensor with a report at least [**] months (the first report to be filed [**] months following the [**] day after the effective date of this agreement) detailing:

(a)	the activities and achievements in its development of the Licensed Know-how in relation to the Development Plan.

8.	Duration And Termination

8.1	This agreement will take effect on the Effective Date. Subject to the possibility of earlier termination under the following provisions of this clause 8, and subject to the possibility of an extension to the term by mutual agreement, this agreement shall continue in force:

(a)	in relation to the Project 7903 Know How for so long as the Licensee or any of its successors or sub-licensees are using Commercially Reasonable Endeavours to research, develop or Market: (i) the Project 7903 Know-how or (ii) any patent or patent application or compound which in any such case is derived from or based on the Project 7903 Know How;

(b)	subject to Clause 6.1, in relation to all other Licensed Know-how until at least the third anniversary of the Effective Date and thereafter for so long as the Licensee is using Commercially Reasonable Endeavours to utilise such Know how in the research and development of one or more compounds that have been identified through the use of the said other Licensed Know-how.

8.2	If either party commits a material breach of this agreement, and the breach is not remediable or (being remediable) is not remedied within the period allowed by notice given by the other party in writing calling on the party in breach to effect such remedy (such period being not less than [**] days), the other party may terminate this agreement by written notice having immediate effect.

8.3	The Licensee may terminate this agreement for any reason by giving the Licensor six (6) months’ written notice expiring at any time on or after the first anniversary of the Effective Date, whereupon the Licensee shall bring all sub-licences to an end on the same date.

8.4	The Licensor may terminate this agreement:

(a)	immediately, if the Licensee has a petition presented for its winding-up, or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or compounds with its creditors, or has a receiver or administrative receiver appointed of all or any part of its assets, or enters into any arrangements with creditors, or takes or suffers any similar action in consequence of debts;

(b)	without affecting its rights under clause 8.2 above, on [**] days’ written notice if in the Licensor’s reasonable opinion, the Licensee is in breach of clause 6.1 above and the Licensee fails to take the steps requested by the Licensor by written notice given to the Licensee to remedy the situation within a reasonable time period.

8.5	If any of the Sponsored Research Agreement, Option and Licence Agreement and Share Purchase Agreement has/have not been executed within six (6) months of the Effective Date, the Licence will automatically terminate and all rights of the Licensee in respect of the Licensed Know-how will automatically and unconditionally revert to the Licensor.

8.6	On termination or expiration of this agreement, for whatever reason, the Licensee:

(a)	must bring all sub-licences to an end on the same date; and

(b)	must cease to use or exploit the Licensed Know-how, provided that this restriction does not apply to Licensed Know-How which has entered the public domain through no fault of the Licensee, and that the Licensee may continue to use the Licensed Know-how in order to meet any specific existing binding commitments already made by the Licensee at the date of termination and requiring delivery of Licensed Products within the next [**] months or such longer period as may be required by a regulatory body to bring about an orderly closure of a clinical trial; and

(c)	must, at the option of the Licensor and at the Licensee’s cost, destroy all other Licensed Products or send all other Licensed Products to a location nominated by the Licensor to the Licensee in writing.

8.7	Termination of this agreement, whether for breach of this agreement or otherwise, shall not absolve the Licensee of its obligations generally under this agreement in respect of any continuing dealings in Licensed Products permitted by clause 8.6(b).

8.8	Clauses 3, 4.12, 5.3, 8.6, 8.7, 9.3, 9.4, 9.5, 10.2, 10.12, and 10.13 will survive the termination or expiration of this agreement, for whatever reason, indefinitely.

8.9	Clause 5 other than clause 5.3 will survive the termination or expiration of this agreement, for whatever reason, for a period of [**] years.

8.10	Termination of this Agreement shall not prejudice the accrued rights of the Parties at the date of termination.

9.	Liability

9.1	Licensor warrants that:

(a)	It has full corporate power and authority to enter into the agreement;

(b)	to the best of its knowledge and as at the date hereof, with the exception of the licences granted or to be granted as mentioned in clause 3 above and the MDA and MDC Rights, the Licensor has not previously granted any licences to or created any charge or mortgage over the Licensed Know-how; provided always that

(c)	No claim may be brought by the Licensee under this clause 9.1 after the first anniversary of the Effective Date.

9.2	Other than the warranties given in clause 9.1, to the fullest extent permissible by law, the Licensor does not make any representations or warranties of any kind including, without limitation, representations or warranties with respect to:

(a)	the quality of the Licensed Know-how;

(b)	the suitability of the Licensed Know-how for any particular use; and

(c)	whether use of the Licensed Know-how will infringe third-party rights.

9.3	The Licensee agrees to indemnify the Licensor and the University and hold the Licensor and the University harmless from and against any and all claims, damages and liabilities:

(a)	asserted by third parties (including claims for negligence) which arise directly or indirectly from the use of the Licensed Know-how or the Marketing of Licensed Products by the Licensee and/or its sub-licensees; and/or

(b)	arising directly or indirectly from any breach by the Licensee of this agreement.

9.4	The Licensor will use its reasonable endeavours (at the Licensee’s cost) to defend any Indemnified Claim or (at the Licensor’s option) allow the Licensee to do so on its behalf (subject to the University retaining the right to be kept informed of progress in the action and to have reasonable input into its conduct.) The Licensor will not (except as required by law) make any admission, compromise, settlement or discharge of any Indemnified Claim without the consent of the Licensee (which will not be unreasonably withheld or delayed).

9.5	The Licensee undertakes to make no claim against any employee, student, agent or appointee of the Licensor or of the University, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this agreement or its subject-matter.

9.6	Save for any liability of the Licensee under clause 9.3(a) above, the liability of either party for any breach of this agreement, or arising in any other way out of the subject-matter of this agreement, will not extend to incidental or consequential damages or to any loss of profits or opportunity.

9.7	The liability of the Licensor to the Licensee in respect of any event or circumstance or series of connected events or circumstances under or otherwise in connection with this agreement or its subject-matter, including without limitation liability for negligence, shall in no event exceed £50,000 (fifty thousand pounds) in aggregate.

9.8	Nothing in this agreement shall limit or exclude any liability for fraud, fraudulent misrepresentation, wilful misconduct or death or personal injury arising from the negligence of that Party.

10.	General

10.1	Registration – The Licensee may, if appropriate or relevant, register its interest in the Licensed Know-how with any relevant authorities in the Territory as soon as legally possible. The Licensee must not, however, register an entire copy of this agreement in any part of the Territory or disclose its financial terms without the prior written consent of the Licensor.

10.2	Advertising – Neither party may use the name of the other, or the University in any advertising, promotional or sales literature, without the other’s prior written approval. The Parties shall agree a press release concerning the entering into of this transaction

10.3	Packaging – The Licensee will ensure that the Licensed Products and the packaging associated with them are marked suitably with any relevant patent or patent application numbers to satisfy the laws of each of the countries in which the Licensed Products are sold or supplied and in which they are covered by the claims of any patent or patent application, to the intent that the Licensor shall not suffer any loss or any loss of damages in an infringement action.

10.4	Taxes - Where the Licensee has to make a payment to the Licensor under this agreement which attracts value-added, sales, use, excise or other similar taxes or duties, the Licensee will be responsible for paying those taxes and duties.

10.5	Notices - All notices to be sent to the Licensor under this agreement must indicate the Isis Project No and should be sent, by post and fax unless agreed otherwise in writing, until further notice to: The Managing Director, Isis Innovation Ltd, Ewert House, Ewert Place, Summertown, Oxford, OX2 7SG, Fax: 01865 280831. All notices to be sent to the Licensee under this agreement should be sent, until further notice, to the Company Secretary MuOx Limited c/o 85B Park Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RY quoting the relevant Isis Project No.

10.6	Force Majeure - If performance by either party of any of its obligations under this agreement (not including an obligation to make payment) is prevented by circumstances beyond its reasonable control, that party will be excused from performance of that obligation for the duration of the relevant event.

10.7	Assignment – The Licensee may not assign any of its rights or obligations under this agreement in whole or in part, except to an Affiliate and only for so long as it remains an Affiliate, without the prior written consent of the Licensor such consent not to be unreasonably withheld delayed or conditioned. For clarity, and without prejudice to the generality of the foregoing, the Licensor will not consent to assignment of this agreement to any company whose business or the business of any of its Affiliates is in the fields of gambling, tobacco, arms dealing, drug trafficking or any other field that in the reasonable opinion of the Licensor will have a detrimental impact on the reputation of either the Licensor or of the University. In the event of the acquisition of Control of the Licensee by a third party whose business or the business of any of its Affiliates is in the fields of gambling, tobacco, arms dealing, drug trafficking or any other field that in the reasonable opinion of the Licensor will have a detrimental impact on the reputation of either the Licensor or of the University, the Licensor shall be entitled to terminate this Agreement.

10.8	Severability - If any of the provisions of this agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired. The parties will, however, negotiate to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

10.9	No Partnership etc - Nothing in this agreement creates, implies or evidences any partnership or joint venture between the Licensor and the Licensee or the relationship between them of principal and agent.

10.10	Entire Agreement - This agreement constitutes the entire agreement between the parties in relation to the Licence and the Licensee has not relied on any other statements or representations in agreeing to enter this contract. Specifically, but without limitation, this agreement does not impose or imply any obligation on the Licensor or the University to conduct development work. Any arrangements for such work must be the subject of a separate agreement between the University and the Licensee.

10.11	Variation - Any variation of this agreement must be in writing and signed by authorised signatories for both parties. For the avoidance of doubt, the parties to this agreement may rescind or vary this agreement without the consent of any party that has the benefit of clause 10.13.

10.12	Rights Of Third Parties - The parties to this agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 the University and the people referred to in clause [—] will be able to enforce the terms of this agreement intended by the parties to be for their benefit as if the University and the people referred to in clause [—] were party to this agreement.

10.13	Governing Law - This Deedis governed by English Law, and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this Agreement.

10.14	Counterparts – This Deed may be executed in one or more counterparts. The execution and exchange by each Party of correctly executed and initialed counterparts shall constitute execution.

SCHEDULE 1 - DEFINITIONS

(Clause 1)

Affiliate means any company or legal entity in any country Controlling or Controlled by the Licensee or under common Control of the Licensee.

Commercially Reasonable Endeavours means, with respect to the efforts to be expended by Licensee hereunder, efforts and resources comparable to those used by a biotechnology company of comparable value, business model and resources; in respect of a product proprietary to that company, which product is of similar market potential (taking into account the relevant patent and proprietary position) at a similar stage in its development or product life to any Licensed Product, utilizing sound and reasonable scientific, business, (where relevant) pre-clinical and clinical practice and judgment in order to develop and commercialise such product in a timely manner. Commercially Reasonable Efforts recognizes and accounts for a staggered approach to multiple potential candidates (meaning focus is placed on a lead candidate and a small number of back up candidates rather than equally across all potential candidates), the uncertainties of drug development, and is evaluated in the context of Territory-wide efforts, recognizing that some development and commercialization activities may or may not be required by this standard for countries other than, for example, the EU and that a reasonable development and commercialization program may stage or stagger activities for different countries over time.

Confidential Information means in relation to each party any materials, trade secrets or other information disclosed by that party to the other.

Control means:

(a)	ownership of more than fifty percent (50%) of the voting share capital of the relevant entity; or

(b)	the ability to direct the casting of more than fifty percent (50%) of the votes exercisable at a general meeting of the relevant entity on all, or substantially all, matters.

Development Plan means the plan produced in accordance with clause 6.2 including any plan that may later replace it by agreement of the parties.

Documents means in relation to Project 7903 Know-how: The reports titled “Hit Series” and “Series Under Evaluation”; and in relation to Project 4417 Know How and Project 8066 Know How: The report titled “4417 8066 Development of the LUmdx Mouse Model and Cell” [to be updated following update to Diligence report].

Effective Date means the date on which this agreement is executed.

Field means all therapeutic and commercial applications of small molecule utrophin modulators in humans and animals, particularly (but without limitation) for therapy of Duchenne Muscular Dystrophy and Becker Muscular Dystrophy For the avoidance of doubt, Licensee shall have exclusive rights to Licensed Products in all indications.

Indemnified Claim means any claim under which the Licensor and the University are entitled to be indemnified under clause 9.3.

Intellectual Property Rights means patents, trade marks, copyrights, database rights, rights in designs, and all or any other intellectual or industrial property rights, whether or not registered or capable of registration.

Know How means all confidential information, whether patentable or not including that comprised in data, formulae, techniques, designs, specifications, laboratory notebooks, instructions, research and other reports and memoranda.

Licence means the licence granted by the Licensor to the Licensee under clause 2.1.

Licensed Know-how means together the Project 7903 Know How, the Project 4417 Know How, and the Project 8066 Know How.

Licensed Product means any product, process, service or composition which is entirely or partially produced by means of or with the use of, or within the scope of, the Licensed Know-how, or any of it.

Licence Year means each twelve (12) month period beginning on the Effective Date or any anniversary of the Effective Date.

MDA and MDC Rights means the rights of the MDA and MDC in respect of Intellectual Property Rights set out in their respective funding awards made to the University dated 6 January 2012 reference [MDA217606, MDA157450, MDA4235] and dated 11 November 2011, reference 21092-ASA001/ ref.:RA2/703/1

Market means, in relation to a Licensed Product, offering to sell, lease, licence or otherwise commercially exploit the Licensed Product or the sale, lease, licence or other commercial exploitation of the Licensed Product.

Non-Commercial Use means, save as expressly provided in this definition, scholarly and academic research and teaching purposes only, including the right to use the Licensed Know-how in other scholarly and academic research and teaching only projects. For the duration of the Sponsored Research Agreement, the Licensor shall not and shall procure that the University shall not engage in the following activities which, for the sake of clarity, do not constitute Non-Commercial Use namely (a) make available to any third party (including any Specified Person) or researchers outside the Researchers’ laboratories (i) the information in Schedule 2 and (ii) any of the compounds in the Project 7903 Know How; and (b) make available to any third party (including any Specified Person) or researchers outside the Researchers’ laboratories , the Project 4417 Know How or the Project 8066 Know How other than on the condition that the third party either (i) agrees that the Licensee shall have the exclusive right to develop and commercialise the results arising from any use of the Project 4417 Know How or the Project 8066 Know How in the Field or (ii) agrees not to use the Project 4417 Know How or the Project 8066 Know How for the purposes of conducting small molecule screening in the Field.

Project 7903 Know How means the Know How listed or identified in Part 1 of Schedule 2 and all information and data pertaining to that Project.

Project 4417 Know How means the Know How listed or identified in Part 2 of Schedule 2 and all information and data pertaining to that Project.

Project 8066 Know How means the Know How listed or identified in Part 3 of Schedule 2 and all information and data pertaining to that Project.

Researcher means the following University of Oxford researchers: Kay Davies, Steve Davies, Rebecca Fairclough, Angela Russell and Graham Wynne.

Specified Persons means together the University, theMuscular Dystrophy Association, Inc. 3300 East Sunrise Drive, Tuscon, Arizona. 85718 USA (“MDA”) and the Muscular Dystrophy Campaign, 61A Great Suffolk Street, London, SE1 0BU (“MDC”) and in the singular any one of them.

Territory means Worldwide.

University means the Chancellor, Masters and Scholars of the University of Oxford whose administrative offices are at the University Offices, Wellington Square, Oxford OX1 2JD.

SCHEDULE 2 – KNOW-HOW

Part 1: 7903 Know-how

PDF documents entitled:

•	“7903 DMD SRA series 1-4 21-11-13”,

•	“Hit series 21-11-13”

•	“Series under Evaluation 21-11-13”

Part 2: 4417 Know-how

PDF document entitled:

•	“4417 Development of the LUmdx Mouse Model”

Part 3: 8066 Know-how

PDF document entitled:

“8066 Development of the LUmdx Cell Based Model”

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 27 pages were omitted. [**]

Executed and delivered as a Deed on the date set forth on the first page.

EXECUTED AND DELIVERED
as a DEED for and on behalf of		EXECUTED AND DELIVERED as a
DEED for and on behalf of
ISIS INNOVATION LIMITED:		MUOX LIMITED:

Name:	Giles Kerr	Name:	S.S. Davies
Position:	Director	Position:	Director
Signature:	Giles Kerr	Signature:	/s/ S.S. Davies

Witness Signature	/s/ D. H. Stepney	Witness Signature	/s/ Patrick Charles Murrish
Baddeley

Witness name	D.H. Stepney	Witness name	Patrick Charles Murrish Baddeley

Witness address.	[**]	Witness address	9400 Garsington Road
	[**]		Oxford OX4 2HN